Isle of Capri Casinos, Inc. Signs Definitive Agreement with Lemieux Group LP To Pursue Gaming License in Pittsburgh And Fund New Multi-Purpose Arena

BILOXI, Miss., December 21, 2005 /PRNewswire-FirstCall/ -- Isle of Capri Casinos, Inc. (Nasdaq: ISLE) announced today that the company has signed a joint development agreement with the Lemieux Group LP that includes a provision for Isle to fund a new multi-purpose arena and pursue a gaming license in Pittsburgh. Other terms of the agreement have not been disclosed.

“We look forward to working closely with the Penguins as well as state and local officials as we move through the application process. Redevelopment of the Lower Hill and Uptown Districts will return the neighborhood to the community and funding a new multi-purpose arena will keep the Penguins in Pittsburgh making this project a win/win for the entire community. At the Isle, we believe that downtown Pittsburgh will become the best entertainment venue in the region,” Tim Hinkley, president and chief operating officer, said.

If awarded the Pittsburgh gaming license Isle of Capri Casinos, Inc. anticipates that the construction phase of the project would begin in early 2007 with the prospect of a temporary casino being a possibility. The transaction contemplated under the definitive agreement, and development of this project, are subject to certain conditions including, but not limited to the receipt of all necessary licenses, approvals and permits.

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 Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 15 casinos in 13 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos), Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama and a two-thirds ownership interest in casinos in Dudley, Walsall and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,
Allan B. Solomon, Executive Vice President-561.995.6660
Donn Mitchell, Chief Accounting Officer-228.396.7030
Jill Haynes, Director of Corporate Communication-228.396.7031

NOTE: Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com. Isle of Capri Casinos, Inc.'s home page is http://www.islecorp.com.